EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

     This Agreement is made and effective this 1st day of October 2008 by Famous Records Corp., a Florida corporation, with its principal place of business at 150 E. Angeleno Ave. # 1426 Burbank, CA 91502 ("FAMOUS"), and Jeffrey Collins, whose address is 5645 Coral Ridge Drive # 207 Coral Springs, FL 33076 ("Collins")

         WHEREAS, FAMOUS's primary business objective consists of the production and distribution of recorded music (the "Business"); and

         WHEREAS, FAMOUS wishes to retain Collins, and Collins wishes to be retained in such capacity and perform certain services for FAMOUS, to promote the interests of the business;

         NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

         1. The above recitals are true and correct and incorporated herein by reference.

         2. FAMOUS hereby retains Collins as President and Collins hereby accepts such engagement, under the conditions and requirements specified herein, as an employee of FAMOUS, with such duties and responsibilities as may reasonably be assigned pursuant to this Agreement.

         3. Collins's principal duties shall include President and such other responsibilities as may be reasonably designated by FAMOUS's Board of Directors to enhance and promote the Business.

         4. Collins shall work a minimum of 35 hours per week commencing October 1st 2008 at compensation of $ 4000 per month which shall be paid from operating capital and not investment capital use of proceeds with FAMOUS providing suitable working conditions. Collins shall receive 1,230,942 shares of The Next Pop Star, Inc. common stock ("TNPS") currently representing 20% of TNPS common stock provided, however, that the stock shall be subject to forfeiture on a pro rata basis in the event Collins does not remain employed by FAMOUS for a period of three (3) years.

         5. Collins acknowledges that this Employment Agreement is "at will," and the parties agree that this agreement may be terminated by either party upon two (2) months written notice if "without cause" (for any reason whatsoever). FAMOUS shall also have the right to terminate this agreement "for cause." For purposes of this agreement, "cause" shall include the inability of Collins, through sickness, absence or other incapacity, to perform the duties required under this agreement for a period in excess of one (1) month; the refusal of Collins to follow the directions of FAMOUS board of directors or executive officers; dishonesty; theft; or conviction of a crime.

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         6. Collins acknowledges that he will have access to significant
Confidential and Propriety Information of FAMOUS including client and vendor names, FAMOUS talent development services and techniques, and any information, formula, pattern, compilation, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Collins further acknowledges that all such Confidential and Propriety Information is of unique and great value to FAMOUS, and is essential to FAMOUS preservation of its Business and goodwill. Accordingly, Collins agrees that all such Confidential and Propriety Information will be acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, and that Collins will not misappropriate, or otherwise disclose (directly or indirectly) to any third party without the written permission of FAMOUS, any such Confidential and Propriety Information. In the event Collins is required to make disclosure pursuant to any state or federal law or pursuant to proper court or similar governmental order, Collins shall provide FAMOUS with at least twenty (20) days' prior written notice of such required disclosure so that FAMOUS may take such actions, as it may deem necessary or appropriate. This provision shall survive termination of this agreement for a period of one (1) year.

         7. Collins further agrees that any and all products, designs, talent development techniques, art works and work product of any nature whatsoever developed by Collins or anyone at FAMOUS, whether or not during working hours and which has or may have applicability to any aspect of FAMOUS's Business, as determined by FAMOUS in its sole discretion (collectively "Work Product"), shall be the sole and exclusive property of FAMOUS, and Collins hereby irrevocably conveys to FAMOUS all of Collins's right, title and interest in and to all Work Product which may be developed during his employ by FAMOUS.

         8. Collins agrees that while this agreement is in effect and for a period of one (1) year following termination hereof, Collins will not in any way compete with the Business of FAMOUS within one-hundred (100) miles of FAMOUS and/or FAMOUS affiliated entities offices and facilities, including that Collins will not solicit any current of former employees of or any of FAMOUS's actual or prospective clients, vendors, licensees, songwriters, song producers, song promoters, album distributors, etc...

         9. Time is of the essence of this agreement. This agreement is made in the State of Florida and shall be governed by Florida law. This is the entire agreement between the parties and may not be modified or amended except by a written document signed by the party against whom enforcement is sought. This agreement may be signed in more than one counterpart (including by facsimile), in which case each counterpart shall constitute an original of this agreement. Any paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this agreement. Wherever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be

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read as masculine, feminine or neuter as the context requires. The provisions of this agreement shall be deemed severable, in whole or in part. Any dispute arising out of or relating to this agreement will be resolved in the courts of Broward County, Florida, and the prevailing party shall be entitled to reasonable costs and attorney's fees. This agreement is a personal services contract and may not be assigned by Collins without the prior written consent of FAMOUS.

         10. Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, agency, or lessor-lessee relationship; but, rather, the relationship established hereby is that of an employee of FAMOUS.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


Famous Records Corp.                               Jeffrey Collins


/s/ Jeffrey Collins                                /s/ Jeffrey Collins
-------------------                                -------------------
By: Jeffrey Collins                                By: Jeffrey Collins
       President

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